POSITRON CORPORATION

1304 Langham Creek, #300
Houston, Texas 77084

September 29, 2005

Mr. Gary Brooks
1914 Royal Downs Drive
Katy, Texas 77450

Dear Gary:

          This will confirm the terms of your separation from Positron Corporation (the “Company”). These terms are as follows:

          1.        Effective Date. The “effective date” of your resignation will be September 29, 2005. You will resign as an officer and director of the Company.

          2.        Severance Payments. You will receive the following severance payments: (i) your unpaid salary through the effective date, (ii) your accrued but unused vacation pay, if any, through the effective date, (iii) severance payments of $18,583.33 per month for a period of six months from the effective date in accordance with the Company’s usual payroll practices; and (iv) post-termination medical insurance benefits as provided in the Company’s personnel manual.

          3.        Options and Warrants. The expiration date of all of the stock options currently held by you and set forth on Exhibit A shall be September 30, 2006, notwithstanding any earlier expiration date set forth in your applicable stock option agreement. In addition, notwithstanding the Warrant Purchase Agreement entered into by you and the Company on June 15, 1999, or any other subsequent agreement affecting your Warrants, all outstanding Warrants owned by you (see Exhibit A) shall not expire until the later of (i) date set forth on Exhibit A, or (ii) the date on which a registration statement filed with the Securities Exchange Commission permitting a sale of the shares underlying such warrants shall have become effective and shall have remained effective for a period of six months. The Company agrees to waive any repurchase or buy-back rights with respect to any warrants. The common shares underlying the warrants will be included in the Company’s next registration statement (except any registration statement relating to option plans where the underlying shares would not be eligible for registration.)

          4.        Release. In exchange for the payment set forth in Section 2 above, you and your representatives, agents, heirs, successors, and assigns release all Claims that you have or may have against the Company, its partners, officers, directors, trustees, employees, affiliates, parent or related companies, predecessors, successors, representatives and /or agents (“Released Parties”), except that you are not releasing any rights or claims under the federal Age Discrimination in Employment Act (“ADEA”). The released claims include, without limitation, claims under any federal state, or local constitution, statute, law, ordinance, bylaw or regulation dealing with either employment, employment discrimination, retaliation and/or employment benefits including, without limitation those laws, statutes or regulations concerning payment of wages or compensation of any type; discrimination, harassment, or retaliation (other than under the federal ADEA); any federal, state or local law or regulation concerning securities, stock or stock options; any contract, whether oral or written, express or implied; any tort; or common law. You acknowledge that you have not suffered any occupational illness or injury, and have no claims against the Company.

          5.        Employment Agreement. Except for the provisions of Section 5.1.1 (Confidential Information) and 5.1.2 (Property of the Company) the Executive Employment Agreement between you and the Company dated as of August 1, 1999, as amended, shall be terminated as of the effective date of this letter.

          6.        Non Disparagement. The Company and you agree that neither will, at any time after the date of this Settlement Agreement and Release, in any manner disparage or in any manner demean each other to third parties. Further, if a third Party seeks information about your employment with the Company, the Company will simply provide the dates of employment and inform the third party that you voluntarily resigned your employment. The Company also agrees to ensure that your personnel file reflects that you resigned voluntarily.

          7.        Sole Agreement. This letter sets forth the complete and sole agreement between the parties and supersedes any and all other employment related agreements, understandings and/or representations between or by the parties, whether oral or written.

          If the foregoing accurately reflects our agreement, please sign and return the enclosed copy of this letter.

Very truly yours, POSITRON CORPORATION /S/ Patrick G. Rooney —————————————— Patrick G. Rooney Chairman

Agreed to:

——————————————
Gary H. Brooks

EXHIBIT A

Warrants and Option

Type	Shares	Price	Expiration
Warrant	3,000,000	$ 0.02	10/31/07
Warrant	4,000,000	$ 0.02	10/31/07
Warrant	500,000	$ 0.02	6/09
Options	500,000	$ 0.05